Exhibit 1

Accountants’ Consent

The Board of Directors
Kingsway Financial Services Inc.

We consent to the inclusion in the Annual Report on Form 40-F of our report dated February 10, 2004, with respect to the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2003 and 2002 and the related consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003 included in the Kingsway Financial Services Inc. Annual Report, and of our comments for U.S. readers on a Canada-United States reporting difference, dated February 10, 2004.

KPMG LLP

Toronto, Canada
May 11, 2004

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the changes described in Note 1(e) to the financial statements as at the years ended December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, relating to the adoption by the Company of CICA Handbook section 3062 – Goodwill and Other Intangible Assets. Our report to the shareholders dated February 10, 2004 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

Toronto, Canada
February 10, 2004